EXHIBIT 99.1

News Release                                                            CONTACT:
                                                                        -------
                                                                 B. Grant Yarber
                                           President and Chief Executive Officer
                                                           Phone: (919) 645-3494
FOR IMMEDIATE RELEASE                          Email: gyarber@capitalbank-nc.com



Merger of Capital Bank Corporation and 1st State Bancorp, Inc. Approved by Shareholders


RALEIGH, N.C. - November 30, 2005 - Capital Bank Corporation (Nasdaq: CBKN) announced today that the shareholders of both Capital Bank Corporation and 1st State Bancorp, Inc. (Nasdaq: FSBC) have approved the merger of 1st State Bancorp into Capital Bank Corporation. Consummation of the merger of Capital Bank Corporation and 1st State Bancorp, and of the merger of their banking subsidiaries, Capital Bank and 1st State Bank, is expected to occur in January 2006.

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $927 million in total assets, offers a broad range of financial services. Capital Bank operates 21 banking offices in Raleigh (4), Sanford (3), Burlington
(2), Asheville (3), Cary, Morrisville, Oxford, Wake Forest, Hickory, Greensboro, Graham, Pittsboro and Siler City. The Company's website is http://www.capitalbank-nc.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the occurrence of events that would have a material adverse effect on Capital Bank Corporation or 1st State Bancorp as described in the merger agreement, including the risk of adverse operating results; the risk that the merger agreement could be terminated under circumstances that would require 1st State Bancorp to pay a termination fee of $2 million; the risk that the merger will not be consummated; the actual operations of the acquired branches after the acquisition; the ability of Capital Bank Corporation to integrate the operations of 1st State Bancorp into its operations; and other uncertainties arising in connection with the proposed merger; the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.


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